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                                                                    Exhibit 99.1



                           WARRANT AMENDMENT AGREEMENT


         WARRANT AMENDMENT AGREEMENT, (the "Agreement"), dated as of November 16, 1999 by and among ATLANTIS EQUITIES, INC., a New York Corporation ("Atlantis"), DYLAN, LLC, a Delaware limited liability company ("Dylan"), and CDBEAT.COM, INC., a Delaware corporation ("CDBeat").

     WHEREAS, Atlantis is the holder of a stock purchase warrant, dated September 23, 1999 (the "Atlantis Warrant"), issued by CDBeat, pursuant to which Atlantis has the right to purchase (i) 80% of the issued and outstanding voting shares of the common stock, par value $.001 per share, of CDBeat, and (ii) options exercisable for 762,064 shares of CDBeat stock; and

     WHEREAS, Atlantis desires to transfer a portion of the Atlantis Warrant to Dylan, and Dylan desires to exercise such portion; and

     WHEREAS, Atlantis desires to exercise the balance of the Atlantis Warrant;

     NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

     1. AMENDMENT AND EXERCISE OF ATLANTIS WARRANT. The Atlantis Warrant is hereby amended and replaced by two warrants, one of which shall be exercisable for 7,037,183 shares of CDBeat Common Stock for an aggregate of $900,000 and shall be owned by Dylan, LLC, and the other of which shall be exercisable for 781,909 shares of CDBeat Common Stock, and options to purchase an aggregate of 762,064 shares of CDBeat Common Stock exercisable at $2.50 per share, expiring December 31, 2000, for an aggregate of $100,000 and shall be owned by Atlantis. Both of such warrants are hereby exercised at the closing of the transaction contemplated by the Contribution Agreement, dated as of October 29, 1999, as amended.

     2. REGISTRATION RIGHTS. CDBeat acknowledges and agrees that both Dylan and Atlantis are Holders within the meaning of the Atlantis Warrant entitled to the registration rights provided therein.
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     IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement this
16th day of November, 1999.


     ATLANTIS EQUITIES, INC.


     /s/ Nancy Ellin
     ------------------------
     By: Nancy Ellin




     DYLAN, LLC


     /s/ Nancy Ellin
     -------------------------
     By: Nancy Ellin




     CDBEAT.COM, INC.


     /s/ Joel Arberman
     -------------------------
     By: Joel Arberman